EXHIBIT 5.1

                   [LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]


April 17, 2002


Riggs National Corporation
1503 Pennsylvania Avenue, N.W.
Washington, DC  20005

Ladies and Gentlemen:

We have acted as counsel for Riggs National Corporation, a Delaware corporation (the "Company") in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the original issuance of 9,143,879 shares (the "Shares") of the Company's common stock, par value $2.50 per share. The Shares covered by this Registration Statement may be issued pursuant to the terms of the Riggs National Corporation 2002 Long-Term Incentive Plan (the "Plan").

In such capacity, we have examined the Plan, the Restated Certificate of Incorporation and By-Laws of the Company, as amended to date, and such corporate records, statutes and other documents as we have deemed relevant in rendering this opinion. Based on the foregoing, it is our opinion that the Shares originally issued by the Company to eligible participants through the Plan will be, when issued and delivered as contemplated by the Plan, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                                    Sincerely,

                                                /S/ MORGAN, LEWIS & BOCKIUS LLP
                                                    ---------------------------
                                                    Morgan, Lewis & Bockius LLP